Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 13, 2022, by and among Innovative International Sponsor I LLC, a Delaware limited liability company (“Sponsor”), Innovative International Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), Zoomcar, Inc., a Delaware corporation (“Company”, and together with Sponsor and Purchaser, the “Parties”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger and Reorganization dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Purchaser, [Innovative International Merger Sub, Inc.] (“Merger Sub”), Company and Seller Representative.

WHEREAS, Sponsor owns 8,050,000 Class B Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Insider Shares”);

WHEREAS, in connection with Purchaser’s initial public offering (the “IPO”), Purchaser, Sponsor and certain officers and directors of Purchaser (collectively, the “Insiders”) entered into a letter agreement, dated as of October 26, 2021 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to Purchaser securities owned by them;

WHEREAS, Article 17, Section 17.2 of Purchaser’s Amended and Restated Memorandum and Articles of Association (the “Purchaser Charter”) provides, among other matters, that the Insider Shares will automatically convert into Class A Ordinary Shares, par value $0.0001 per share, of Purchaser upon the consummation of an initial business combination, subject to adjustment if additional Class A Ordinary Shares (together with any successor equity security thereto in the Transactions (as defined below), “Class A Common Stock”), or Equity-linked Securities (as defined in Purchaser Charter), are issued or deemed issued in excess of the amounts sold in Purchaser’s IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, Merger Sub, Seller Representative and Company are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merge with and into Company (with Company continuing as the surviving entity) upon the terms and subject to the conditions set forth therein (the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition and inducement to Company’s willingness to enter into the Merger Agreement, Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Insider Letter; Agreement to Vote; Redemption and Transfer of Insider Shares.

(a)              During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of Company, (a) Sponsor agrees that it will comply with, and perform all of its obligations, covenants and agreements set forth in the Insider Letter in all respects, including voting in favor of the Transactions, (b) Purchaser agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and Purchaser agrees not to amend, modify or waive any terms of the Insider Letter without the prior written consent of Company (not to be unreasonably withheld, delayed or conditioned).

(b)             Sponsor, by this Agreement, with respect to its Insider Shares and any other shares of Purchaser that it now or hereafter owns or directs the voting of, hereby agrees to (a) vote at any meeting of the shareholders of Purchaser, and in any action by written consent of the shareholders of Purchaser, all such shares (including the Insider Shares) (i) in favor of the approval and adoption of the Merger Agreement and the Transactions, including the Purchaser Shareholder Approval Matters; and (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the shareholders of Purchaser; (b) appear at any meeting of the shareholders of Purchaser at which Purchaser’s shareholders are voting to approve the Purchaser Shareholder Approval Matters, and in any action by written consent of the shareholders of Purchaser to approve the Purchaser Shareholder Approval Matters, for purposes of constituting a quorum and (c) with the exception of the Adjournment Proposal, if presented for consideration by Purchaser’s shareholders, vote at any meeting of the shareholders of Purchaser, and in any action by written consent of the shareholders of Purchaser, against any proposals that would impede the consummation of the Transactions contemplated by the Merger Agreement in any manner.

(c)              Sponsor agrees that it shall not, directly or indirectly, prior to the Closing, (a) redeem any of the Insider Shares or any other shares of Purchaser that it now or hereafter owns or holds; (b) Transfer (as defined below) any Insider Shares; (c) deposit any Insider Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement (clauses (a) through (c) collectively, “Convey”), or (d) publicly announce any intention to Convey any Insider Shares. As used herein, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided, however, that nothing in this Section 1(c) shall prevent Transfers (i) to Purchaser’s officers or directors, any affiliates or family members of any of Purchaser’s officers or directors, any direct or indirect members or partners of Sponsor or their affiliates, any affiliates of Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iii) in the case of an individual, pursuant to a qualified domestic relations order; or (iv) by virtue of Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; (v) by certain pledges to secure obligations incurred in connection with purchases of Purchaser’s securities, or (vi) by private sales made at or prior to the consummation of the Transactions at prices no greater than the price at which the Insider Shares were originally purchased; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement agreeing to be bound by the terms of this Agreement.

Section 2 Extension Payment.

(a)              Sponsor and Purchaser acknowledge that Purchaser’s deadline to complete an initial business combination pursuant to the terms of the Purchaser Charter expires on January 29, 2023 (the “Initial Deadline”), unless otherwise extended in accordance with the Purchaser Charter.

(b)             Subject to Section 2(d), Sponsor and Purchaser hereby covenant and agree to take (or to cause its affiliates or designees to take) all actions necessary to fulfill the conditions required in order to extend the Initial Deadline by a six (6) months or such shorter period as shall be mutually agreed by Purchaser, Sponsor, and the Company in accordance with the Merger Agreement (the “Extension”), including, without limitation, to make payment to one or more non-redeeming shareholders of Purchaser, the amount of which reasonably determined by Purchaser, Sponsor, in consultation with Company (the “Extension Payment”) in connection with such Extension (which payment shall take the form of a non-interest bearing loan repayable only in cash), all as reasonably requested by Company.

(c)              Sponsor hereby represents, warrants and covenants to Company that, as of the date by which the Extension Payment is required to be made (the “Extension Payment Date”), Sponsor (or its affiliates or designees) will have ready access to sufficient capital available to carry out its obligations under this Section 2 hereof.

(d)             Notwithstanding anything to the contrary set forth herein, in no event shall the Sponsor or the Purchaser be obligated to make the Extension Payment or otherwise effect the Extension unless, as of the Extension Payment Date: (i) the Merger Agreement is in full force and effect; (ii) there shall have been no material breach of the terms or conditions of the Merger Agreement by the Company or any other party thereto (other than the Purchaser), and (iii) no Material Adverse Effect shall have occurred and remained uncured on the Target Companies, taken as a whole that has not been waived by the Purchaser pursuant to the Merger Agreement.

(e)              Any Claim by the Company hereunder seeking to enforce the specific terms or provisions set forth in this Section 2, or which seeks to recover any damages as a result of a violation or alleged violation of this Section 2, shall be limited, in its entity, to the amount of the Extension Payment (and shall be subject, in all cases, to the terms of Section 4(e)), in the even that of any Claims against the Purchaser).

Section 3 Intentionally Omitted.

Section 4 Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding Class B Ordinary Shares, solely in connection with and only for the purpose of the proposed Transactions, hereby waives, to the fullest extent permitted by applicable Law, Anti-Dilution Right, and agrees that the Class B Ordinary Shares will convert only upon the Initial Conversion Ratio (as defined in the Purchaser Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Ordinary Shares shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

Section 5 Financing Transactions. Sponsor shall, and shall cause its affiliates to, use best efforts to cooperate with Purchaser or Company in connection with efforts to obtain the Financing Transactions. Without limiting the foregoing, if requested by Company, Sponsor shall, and shall cause its affiliates to, reasonably cooperate with Company in connection with discussion, negotiation and entry into the applicable definitive agreements in connection with any Financing Agreements (including participation in any investor meetings and roadshows as reasonably requested by Purchaser).

Section 6 Intentionally Omitted.

Section 7 Representations and Warranties. Sponsor represents and warrants to Company as follows:

(a)              Sponsor is the sole record and beneficial owner of the Insider Shares, free and clear of all liens other than transfer restrictions imposed by applicable securities laws.

(b)             Sponsor is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

(c)              Sponsor understands and acknowledges that each of Purchaser and Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

Section 8 General.

(a)              Termination. This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b)             Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Purchaser: Innovative International Acquisition Corp. 24681 La Plaza Ste 300 Dana Point, CA 92629 Attn: Mohan Ananda Telephone No.: (805) 907-0597 Email: mohan@innovativeacquisitioncorp.com

With a copy (which will not constitute notice) to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York 10017
Attn: Ari Edelman, Esq.
Attn: Sunyi Snow, Esq.
Telephone No.: (212) 547-5372
Email: aedelman@mwe.com
Email: ssnow@mwe.com

If to Company, to: Zoomcar, Inc. 40 Archer Drive Bronxville, NY 10708 Attn: Gregory Moran Telephone No.: 917-693-2861 Email: Greg@zoomcar.com

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Attn: Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
Email: mlaitner@egsllp.com

If to Sponsor, to: Innovative International Sponsor I LLC 24681 La Plaza Ste 300 Dana Point, CA 92629 Attn: Mohan Ananda Telephone No.: (805) 907-0597 Email: mohan@innovativeacquisitioncorp.com

With a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York 10017
Attn: Ari Edelman, Esq.
Attn: Sunyi Snow, Esq.
Telephone No.: (212) 547-5372
Email: aedelman@mwe.com
Email: ssnow@mwe.com

(c)              Entire Agreement. This Agreement (including the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)             Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.5 and 9.6 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e)              Remedies. The Parties agree that in the event of Purchaser’s breach of Section 2 hereof, Company and Sponsor will suffer actual damages that will be impractical or extremely difficult to ascertain. The Parties agree that the full and fair remedy for any breach by Purchaser of Section 2 hereof shall be the aggregate amount of actual Extension Expenses incurred, not as a penalty but as liquidated damages representing the Parties’ good faith and reasonable estimate at the time of executing this Agreement of the damages that Company and Sponsor will sustain for such breach. Each party acknowledges and agrees that this Section 8(e) shall be the sole and exclusive remedy for any claims brought or remedies attempted to be sought in respect of Purchaser pursuant to this Agreement, and that no specific performance or other equitable relief shall be available upon a breach or violation of Section 2 hereof.

(f)              Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Purchaser, Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g)             Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h)             Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties, provided, that in the event that Sponsor transfers any of the Insider Shares in a permitted transfer, and in accordance with Section 1(c) hereof (the recipient of any such permitted transfer, a “Permitted Transferee”), Sponsor may, by providing notice to Purchaser and Company prior to or promptly after such transfer, transfer its rights and obligations under this Agreement with respect to such Insider Shares to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such Insider Shares. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i)               Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j)               No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

(k)             Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of Purchaser, and not in its capacity as a director (including “director by deputization”), officer or employee of Purchaser, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of Purchaser or any Subsidiary of Purchaser, acting in such person’s capacity as a director or officer of Purchaser or any Subsidiary of Purchaser (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of Company with respect to the Merger).

(l)               Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m)            Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Sponsor Support Agreement to be executed and delivered as of the date first written above.

Innovative International Sponsor I LLC

By:	/s/Mohan Ananda
Name: Mohan Ananda
Title: Managing Member

IN WITNESS WHEREOF, the parties have caused this Sponsor Support Agreement to be executed and delivered as of the date first written above.

Innovative International Acquisition Corp.

By:	/s/ Mohan Ananda
Name: Mohan Ananda
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Sponsor Support Agreement to be executed and delivered as of the date first written above.

Zoomcar, Inc.

By:	/s/ Gregory Bradford Moran
Name: Gregory Bradford Moran
Title: President and Chief Executive Officer